AGREEMENT AND PLAN OF MERGER



                                        AMONG



                             AMERICAN ELECTROMEDICS CORP.
                               A DELAWARE CORPORATION,

                             ESI ACQUISITION CORPORATION
                              A CALIFORNIA CORPORATION,

                                         AND

                               EQUIDYNE SYSTEMS, INC.,
                               A CALIFORNIA CORPORATION

                                  TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

          ARTICLE I

          ADOPTION OF AGREEMENT AND PLAN OF MERGER  . . . . . . . . . .   1
             1.1     The Merger . . . . . . . . . . . . . . . . . . . .   1
             1.2     Effective Date of the Merger . . . . . . . . . . .   2
             1.3     Surviving Corporation; Articles of Incorporation
                       of Surviving Corporation . . . . . . . . . . . .   2
             1.4     Firm Shares; Conversion of ESI Common Stock;
                       Cancellation of Acquisition Corp. Common Stock.    2
             1.5     Exchange of Certificates . . . . . . . . . . . . .   3
             1.6     No Fractional Shares . . . . . . . . . . . . . . .   5
             1.7     Certificates in Other Names  . . . . . . . . . . .   5
             1.8     Treatment of Options . . . . . . . . . . . . . . .   5
             1.9     Appraisal Rights . . . . . . . . . . . . . . . . .   5

          ARTICLE II

          CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
             2.1     Closing Date . . . . . . . . . . . . . . . . . . .   6
             2.2     Deliveries at the Closing  . . . . . . . . . . . .   6

          ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF ESI . . . . . . . . . . . .   6
             3.1     Due Incorporation  . . . . . . . . . . . . . . . .   6
             3.2     Due Authorization  . . . . . . . . . . . . . . . .   6
             3.3     Non-Contravention; Consents and Approvals  . . . .   7
             3.4     Capitalization . . . . . . . . . . . . . . . . . .   7
             3.5     Financial Statements; Undisclosed Liabilities;
                       Other Documents  . . . . . . . . . . . . . . . .   8
             3.6     No Material Adverse Effects or Changes . . . . . .   9
             3.7     Tax Returns and Audits . . . . . . . . . . . . . .   9
             3.8     Litigation . . . . . . . . . . . . . . . . . . . .  11
             3.9     Compliance with Applicable Laws  . . . . . . . . .  11
             3.10    Contracts  . . . . . . . . . . . . . . . . . . . .  12
             3.11    Property . . . . . . . . . . . . . . . . . . . . .  13
             3.12    Employees  . . . . . . . . . . . . . . . . . . . .  13
             3.13    Insurance  . . . . . . . . . . . . . . . . . . . .  14
             3.14    Inventories  . . . . . . . . . . . . . . . . . . .  14
             3.15    Accounts Receivable.  Schedule 3.15  . . . . . . .  14
             3.16    Intellectual Property  . . . . . . . . . . . . . .  14
             3.17    Environmental Matters  . . . . . . . . . . . . . .  15
             3.18    Books and Records  . . . . . . . . . . . . . . . .  15
             3.19    Related Party Transactions . . . . . . . . . . . .  16
             3.20    Fees of Brokers, Consultants and Financial
                       Advisors . . . . . . . . . . . . . . . . . . . .  16
             3.21    Required Vote  . . . . . . . . . . . . . . . . . .  16
             3.22    General Representation and Warranty  . . . . . . .  16

          ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP. AND AEC .  16
             4.1     Due Incorporation  . . . . . . . . . . . . . . . .  16
             4.2     Due Authorization  . . . . . . . . . . . . . . . .  17
             4.3     Non-Contravention; Consents and Approvals  . . . .  17
             4.4     Capitalization . . . . . . . . . . . . . . . . . .  18
             4.5     Financial Statements; Undisclosed Liabilities;
                       Other Documents  . . . . . . . . . . . . . . . .  18
             4.6     Securities Law Filings . . . . . . . . . . . . . .  19
             4.7     No Material Adverse Effects or Changes . . . . . .  19
             4.8     Insurance  . . . . . . . . . . . . . . . . . . . .  19
             4.9     Labor Matters  . . . . . . . . . . . . . . . . . .  19
             4.10    Tax Returns and Audits . . . . . . . . . . . . . .  20
             4.11    Litigation . . . . . . . . . . . . . . . . . . . .  20
             4.12    Compliance with Applicable Laws  . . . . . . . . .  20
             4.13    Contracts; No Defaults . . . . . . . . . . . . . .  21
             4.14    Fees of Brokers, Finders and Investment Bankers  .  21
             4.15    General Representation and Warranty  . . . . . . .  21

          ARTICLE V

          COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             5.1     Implementing Agreement . . . . . . . . . . . . . .  21
             5.2     Access to Information and Facilities;
                       Confidentiality  . . . . . . . . . . . . . . . .  21
             5.3     Preservation of Business . . . . . . . . . . . . .  22
             5.4     ESI Stockholder Approval . . . . . . . . . . . . .  23
             5.5     Consents and Approvals . . . . . . . . . . . . . .  23
             5.6     Periodic Reports . . . . . . . . . . . . . . . . .  24
             5.7     Publicity  . . . . . . . . . . . . . . . . . . . .  24
             5.8     No Negotiation.  . . . . . . . . . . . . . . . . .  24
             5.9     Blue Sky Approvals . . . . . . . . . . . . . . . .  24
             5.10    Principal Stockholder  . . . . . . . . . . . . . .  24
             5.11    Status of ESI Stockholders as Accredited
                       Investors  . . . . . . . . . . . . . . . . . . .  25
             5.12    Registration Rights  . . . . . . . . . . . . . . .  25

          ARTICLE VI

          CONDITIONS PRECEDENT TO OBLIGATIONS
          OF ACQUISITION CORP. AND AEC  . . . . . . . . . . . . . . . .  26
             6.1     Warranties True as of Closing Date . . . . . . . .  26
             6.2     Compliance With Agreements and Covenants . . . . .  26
             6.3     ESI Certificate  . . . . . . . . . . . . . . . . .  26
             6.4     Secretary's Certificate  . . . . . . . . . . . . .  27
             6.5     Good Standing Certificates . . . . . . . . . . . .  27
             6.6     Employment Agreements  . . . . . . . . . . . . . .  27
             6.7     Escrow Agreement . . . . . . . . . . . . . . . . .  27
             6.8     Stockholder Letters  . . . . . . . . . . . . . . .  27
             6.9     Opinion of Counsel . . . . . . . . . . . . . . . .  27
             6.10    Approval of Merger . . . . . . . . . . . . . . . .  27
             6.11    Dissent and Appraisal  . . . . . . . . . . . . . .  27
             6.12    Consents and Approvals . . . . . . . . . . . . . .  27
             6.13    Resignations . . . . . . . . . . . . . . . . . . .  28
             6.14    Actions or Proceedings . . . . . . . . . . . . . .  28
             6.15    Other Closing Documents  . . . . . . . . . . . . .  28

          ARTICLE VII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF ESI  . . . . . . . . .  28
             7.1     Warranties True as of Closing Date . . . . . . . .  28
             7.2     Compliance with Agreements and Covenants . . . . .  28
             7.3     AEC Certificate  . . . . . . . . . . . . . . . . .  28
             7.4     Opinion of Counsel . . . . . . . . . . . . . . . .  29
             7.5     Consents and Approvals . . . . . . . . . . . . . .  29
             7.6     Actions or Proceedings . . . . . . . . . . . . . .  29
             7.7     Other Closing Documents. . . . . . . . . . . . . .  29

          ARTICLE VIII

          TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  29
             8.1     Termination  . . . . . . . . . . . . . . . . . . .  29
             8.2     Effect of Termination and Abandonment  . . . . . .  30

          ARTICLE IX

          INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .  31
             9.1     Indemnification by ESI Stockholders  . . . . . . .  31
             9.2     Indemnification by AEC . . . . . . . . . . . . . .  31
             9.3     Procedure  . . . . . . . . . . . . . . . . . . . .  32
             9.4     Remedies . . . . . . . . . . . . . . . . . . . . .  32

          ARTICLE X

          MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  33
             10.1    Expenses . . . . . . . . . . . . . . . . . . . . .  33
             10.2    Amendment  . . . . . . . . . . . . . . . . . . . .  33
             10.3    Notices  . . . . . . . . . . . . . . . . . . . . .  33
             10.4    Waivers  . . . . . . . . . . . . . . . . . . . . .  34
             10.5    Interpretation . . . . . . . . . . . . . . . . . .  34
             10.6    Applicable Law . . . . . . . . . . . . . . . . . .  34
             10.7    Assignment . . . . . . . . . . . . . . . . . . . .  34
             10.8    No Third Party Beneficiaries . . . . . . . . . . .  34
             10.9    Enforcement of the Agreement.  . . . . . . . . . .  35
             10.10   Severability . . . . . . . . . . . . . . . . . . .  35
             10.11   Remedies Cumulative  . . . . . . . . . . . . . . .  35
             10.12   Entire Understanding . . . . . . . . . . . . . . .  35
             10.13   Waiver of Jury Trial . . . . . . . . . . . . . . .  35
             10.14   Counterparts . . . . . . . . . . . . . . . . . . .  35

                                      SCHEDULES
                                      ---------

          NUMBER     DESCRIPTION

          3.3            ESI Non-Contravention; Consents and Approvals.

          3.4            ESI Stock and Warrants.

          3.7            Tax Powers of Attorney.

          3.9            ESI Permits.

          3.10           ESI Contracts.

          3.12           ESI Personal property valued over $1,000.

          3.13           ESI Employees.

          3.14           ESI Insurance.

          3.16           ESI Accounts receivable.

          3.18           ESI Intellectual Property.

          3.20           ESI Corporate.

          3.21           ESI Related Party Transactions.

          4.7            Changes to AEC since January 31, 1998.

          4.10           AEC Tax Returns.


                                       EXHIBITS
                                       --------

          A.         Escrow Agreement

          B.         ESI Stockholder Representation Letter

                             AGREEMENT AND PLAN OF MERGER


                     AGREEMENT AND PLAN OF MERGER dated as of March 27, 1998 (the "Agreement"), among AMERICAN ELECTROMEDICS CORP., a Delaware corporation ("AEC"), ESI ACQUISITION CORPORATION, a California corporation ("Acquisition Corp."), and EQUIDYNE SYSTEMS, INC., a California corporation ("ESI").


                                W I T N E S S E T H :
                                - - - - - - - - - -


                     WHEREAS, Acquisition Corp. is a newly-formed wholly-owned subsidiary of AEC;

                     WHEREAS, AEC desires to acquire all of the issued and outstanding shares of ESI Common Stock, no par value (the "ESI Common Stock"), through the merger of Acquisition Corp. with and into ESI, pursuant to the terms hereinafter set forth (the "Merger");

                     WHEREAS, the respective Boards of Directors of AEC and Acquisition Corp. deem it advisable and in the best interests of AEC and Acquisition Corp. that Acquisition Corp. be merged with and into ESI upon the terms and conditions hereinafter specified;

                     WHEREAS, the Board of Directors of ESI deems it advisable and in the best interests of ESI that Acquisition Corp. be merged with and into ESI upon the terms and conditions hereinafter specified;

                     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                      ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER

                     1.1 The Merger.  At the Effective Time (as defined in
                         ----------
          Section 1.2 hereof), in accordance with this Agreement and the
          -----------
          relevant provisions of the California General Corporation Law (the "CGCL"), Acquisition Corp. shall be merged with and into ESI. ESI shall be the surviving corporation of the Merger and ESI shall continue, and be deemed to continue, for all purposes after the Merger, and the existence of Acquisition Corp. shall cease at the Effective Time.

                     1.2 Effective Date of the Merger.  This Agreement
                         --------------
          shall be submitted to the stockholders of ESI as provided in
          Section 5.4 hereof, and to the sole stockholder of Acquisition
          -----------
          Corp., as provided in Section 5.4 hereof, for approval as soon as
                                -----------
          practicable after the execution of this Agreement. Subject to the terms and conditions hereof and the authorization, approval and adoption hereof by the affirmative vote of AEC, in its capacity as the sole stockholder of Acquisition Corp., and of the holders of ESI Common Stock entitled to vote thereon holding at least a majority of the issued and outstanding shares of ESI Common Stock as provided by the CGCL. A copy of the Agreement together with officer's certificates of AEC, Acquisition Corp. and ESI meeting the requirements of Section 1103 of the CGCL shall be delivered to the Secretary of State of California for filing (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

                     1.3 Surviving Corporation; Articles of Incorporation
                         ------------------------------------------------
          of Surviving Corporation.  Following the Merger, ESI shall
          ------------------------
          continue to exist under, and be governed by, the laws of the State of California, and AEC will own all of the issued and outstanding ESI Common Stock. The Articles of Incorporation and By-Laws of ESI, as in effect as of the Effective Time, shall continue in full force and effect as the Articles of Incorporation and By-Laws of ESI.

                     1.4 Firm Shares; Conversion of ESI Common Stock;
                         --------------------------------------------
          Cancellation of Acquisition Corp. Common Stock.  (a)  At the
          ----------------------------------------------
          Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., ESI or the holders of ESI Common Stock, the holders of ESI Common Stock (an "ESI Holder") immediately prior to the Effective Time shall receive 600,000 shares of common stock, $.10 par value per share, of AEC ("AEC Common Stock"), which shall be the "Firm Shares" subject to adjustment as provided in this Section 1.4 and subject to the
                                         -----------
          Escrow Agreement, as described in Section 6.7 hereof.  Each ESI
                                            -----------
          Holder as of the Effective Date shall be entitled to receive a number of shares of AEC Common Stock equal to the product of
          (x) a fraction, the numerator of which being the number of shares of ESI Common Stock owned of record by the ESI Holder on the Effective Date and the denominator of which shall be the total issued and outstanding shares of ESI Common Stock on the Effective Date, multiplied by (y) the number of Firm Shares, or an additional Firm Shares pursuant to Subsection (c) or (d) below. Until surrendered in accordance with the provisions of
          Section 1.5 hereof, each certificate of ESI Common Stock shall
          -----------
          represent, for all purposes, only the right to receive the Firm Shares or appraisal rights under Section 1.9 hereof.
                                           -----------

                     (b) No adjustment shall be made to the number of Firm Shares if at any time during the ninety (90) day period immediately preceding and the six (6) month period immediately after the Effective Time (the "Measuring Period"), the closing price of AEC Common Stock on the OTC Electronic Bulletin Board or such other quotation system on which the AEC Common Stock is then traded (the "Closing Price") is equal to or greater than Three Dollars ($3.00) per share on any seven (7) trading days in any thirty (30) day period during the Measuring Period, notwithstanding the absence of trading or trading activity in AEC Common Stock on any number of days during any month in the Measuring Period.

                     (c) An adjustment of an additional 1,600,000 shares of AEC Common Stock shall be made to the number of Firm Shares if the Closing Price of AEC Common Stock fails to exceed One Dollar ($1.00) per share at any time during the Measuring Period.

                     (d) Should the average high Closing Price of AEC Common Stock (the "Average High Price") equal or exceed One Dollar ($1.00) per share for any five (5) consecutive trading days during the Measuring Period, but never attained the price as set forth in Subsection (b) above, then, an adjustment shall be made to the number of Firm Shares by adding a number of shares of AEC Common Stock equal to resultant of (x) a fraction, the numerator of which being (A) 3 minus (B) the Average High Price and the denominator of which being 2, multiplied by (Y) 1,200,000, up to a maximum adjustment of 1,200,000 shares.

                     (e) If between the date of this Agreement and the Effective Time the outstanding shares of AEC Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the number of Firm Shares shall be appropriately adjusted.

                     (f) At the Effective Time, (i) all shares of ESI Common Stock which are owned by ESI as treasury stock shall be canceled and retired and cease to exist, and (ii) all outstanding shares of ESI Preferred Stock shall be converted into ESI Common Stock pursuant to their respective terms.

                     (g) At the Effective Time, each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of AEC, be canceled and cease to exist.

                     1.5 Exchange of Certificates.  (a) Prior to the
                         ------------------------
          Effective Time, AEC shall select an exchange agent (the "Exchange Agent") reasonably acceptable to ESI to effectuate the delivery of the Firm Shares provided for in Section 1.4 hereof to holders
                                             -----------
          of ESI Common Stock upon surrender of certificates which immediately prior to the Effective Time represented outstanding shares of ESI Common Stock ("Certificates").

                     (b) As of the Effective Time, AEC shall provide, or shall take all steps necessary to provide, to the Exchange Agent, the maximum aggregate number of shares of AEC Common Stock representing the Firm Shares. The Exchange Agent shall, pursuant to irrevocable instructions, make the deliveries of the Firm Shares required in respect of the Merger.

                     (c) Promptly after the Effective Time, the Exchange Agent shall mail to each record ESI Holder of an outstanding Certificate, determined as of the Effective Date, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), advising such ESI Holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange such Holder's share of the Firm Shares.

                     (d) Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the ESI Holder of such Certificate shall be entitled to receive in exchange therefor such Holder's unadjusted portion of Firm Shares, less ten (10%) percent of such ESI Holders' shares of AEC Common Stock that shall be delivered to the Escrow Agent to be held under the Escrow Agreement pursuant to Section 6.7 hereof,
                                                      -----------
          and held for no more than five (5) months thereunder, subject to the terms and conditions of such Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled. Shares of AEC Common Stock shall be delivered to each ESI Holder as promptly as practicable and (except as hereinafter provided) in no event later than twenty (20) days after proper delivery of the applicable Certificates and letters of transmittal to the Exchange Agent. In the event of any adjustment in the Firm Shares by reason of Section 1.4(c) and (d) hereof, the additional Firm Shares shall be delivered to the ESI Holders following the procedures in this Section.

                     (e) All shares of AEC Common Stock issued upon exchange of the shares of ESI Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ESI Common Stock.

                     (f) Neither Acquisition Corp., AEC nor ESI shall be liable to any ESI Holder for any such shares of AEC Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar law. Until surrendered in accordance with the provisions of this Section 1.5, each
                                                 -----------
          Certificate shall represent, for all purposes, only the right to receive the Firm Shares or appraisal rights under Section 1.9
                                                            -----------
          hereof.

                     (g) Any shares of AEC Common Stock which remain undistributed to ESI Holders for six (6) months after the Effective Time shall, except as provided by Section 1.5(d), be
                                                      --------------
          delivered to AEC, upon demand, and any ESI Holder who has not theretofore complied with this Section 1.5 shall thereafter look
                                         -----------
          to AEC for the number of Firm Shares to which he is entitled.

                     1.6 No Fractional Shares.  No certificates or scrip
                         --------------------
          for fractional shares of AEC Common Stock will be issued. In lieu of issuing any such fractional shares to which and ESI Holder would otherwise be entitled to receive, the Exchange Agent shall round up or down to the nearest whole share of AEC Common Stock.

                     1.7 Certificates in Other Names.  If any certificate
                         ---------------------------
          evidencing shares of AEC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent or to AEC acting solely in its corporate capacity, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of AEC Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise required or establish to the satisfaction of the Exchange Agent or of AEC acting solely in its corporate capacity, as the case may be, that such tax has been paid or is not payable.

                     1.8 Treatment of Options. At the Effective Time, all
                         --------------------
          outstanding warrants, options or other rights to purchase ESI Common Stock ("ESI Warrants") as set forth on Schedule 3.4, shall
                                                        ------------
          be canceled.

                     1.9 Appraisal Rights. (a) Notwithstanding Sections 1.4
                         ----------------                      ------------
          and 1.5 hereof, shares of ESI Common Stock which are held by an
          -------
          ESI Holder who has properly preserved and perfected appraisal rights with respect to such shares pursuant to the applicable provisions of the CGCL ("Dissenting Stockholder") shall not be converted into Firm Shares pursuant to Section 1.4 hereof, and
                                                 -----------
          instead shall be treated in accordance with those provisions of the CGCL, as the case may be, unless and until the right of such Dissenting Stockholder under the applicable provisions of the CGCL to payment for his shares of ESI Common Stock shall cease.

                     (b) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder's right to payment for any of such Dissenting Stockholder's shares of ESI Common Stock, such shares shall be automatically converted into the right to receive Firm Shares in accordance with Section 1.4 hereof.
                                    -----------


                                      ARTICLE II

                                       CLOSING

                     2.1 Closing Date.  The closing of the Merger (the
                         ------------
          "Closing") shall take place at the offices of Reid & Priest LLP, 40 West 57th Street, New York, New York 10019 at 11:00 a.m., local time, on that day on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or, if permissible, waived (other than those conditions which by their terms are to occur only at the Closing), or on and at such other date, time and place as AEC, Acquisition Corp. and ESI may agree (the date of the Closing hereinafter being referred to as the "Closing Date").

                     2.2 Deliveries at the Closing.  At the Closing ESI
                         -------------------------
          will deliver to AEC the various certificates, instruments and document referred to in Article VI, and AEC and Acquisition Corp.
                                  ----------
          will deliver to ESI the various certificates, instruments and documents referred to in Article VII.
                                   -----------

                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF ESI

                     ESI hereby represents and warrants to AEC and Acquisition Corp. as follows:

                     3.1 Due Incorporation.  (a) ESI is a corporation duly
                         -----------------
          organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. ESI is not required to qualify to do business as a foreign corporation in any jurisdiction and the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification. ESI does not have
          (i) any record or beneficial interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity, (ii) any direct or indirect subsidiaries, either wholly or partially owned, (iii) any voting or management interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, individual or other entity (a "Person") or own any security issued by any Person.

                     3.2 Due Authorization.  ESI has full power and
                         -----------------
          authority to enter into this Agreement and, subject to obtaining the necessary approval of this Agreement and the Merger by the stockholders of ESI, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by ESI of this Agreement have been duly and validly approved and authorized by the Board of Directors of ESI, and, subject to obtaining the necessary approval of the Merger by the ESI stockholders, the transactions contemplated hereby, ESI has duly and validly executed and delivered this Agreement. Subject to obtaining the necessary approval of the ESI stockholders, this Agreement constitutes the legal, valid and binding obligation of ESI enforceable against ESI in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     3.3 Non-Contravention; Consents and Approvals.
                         -----------------------------------------
          (a)  Except to the extent set forth on Schedule 3.3, the
                                                 ------------
          execution and delivery of this Agreement by ESI does not, and the performance by ESI of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of ESI under, any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of ESI, or (ii) subject to obtaining the necessary approval of this Agreement and the Merger by the ESI stockholders and the taking of the actions described in paragraph
          (b) of this Section 3.3, (x) any statute, law, rule, regulation
                      -----------
          or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to ESI or any of its assets or properties, or (y) any contract, agreement or commitment to which ESI is a party or by which ESI or any of its assets or properties is bound.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, admini-strative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any other Person, is required by ESI in connection with the execution and delivery of this Agreement or the consummation by ESI of the transactions contemplated hereby, except for the filing of this Agreement together with the requisite officer's certificate of ESI with the Secretary of State of the State of California in accordance with the requirements of the CGCL.

                     3.4 Capitalization.  (a)  The authorized capital stock
                         --------------
          of ESI consists of (i) 12,000,000 shares of Preferred Stock, no par value, of which 800,500 shares are issued and outstanding and designated as Series A Preferred Stock and 14,300 shares are issued and outstanding and designated as Series B Preferred Stock, and (ii) 25,000,000 shares of Common Stock, no par value, of which 669,060 shares are issued and outstanding. All of the issued and outstanding shares of ESI Preferred Stock and Common Stock are validly issued, fully paid and nonassessable and the issuance thereof was not subject to preemptive rights the complete terms of the Preferred Stock are set forth in the ESI Articles of Incorporation. All of the outstanding Preferred Stock will be converted into ESI Common Stock on or before the Effective Date. Schedule 3.4 is a correct and complete list of
                           ------------
          the record holders of the outstanding ESI Preferred Stock and Common Stock.

                     (b) Schedule 3.4 is a correct and complete list of all
                         ------------
          outstanding ESI Warrants. Except for shares issuable pursuant to ESI Warrants, there are no shares of ESI Preferred Stock, Common Stock or other equity securities (whether or not such securities have voting rights) of ESI issuable or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of ESI, or agreements to enter into any of the foregoing.

                     3.5 Financial Statements; Undisclosed Liabilities;
                         ----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "ESI
          ---------------
          Financial Statements" shall mean (x) the unaudited financial statements of ESI as of December 31, 1997 and December 31, 1996 and the fiscal years then ended (including all notes thereto), consisting of the balance sheets at such dates and the related statements of income, stockholders' equity and cash flows for the years then ended and (y) the unaudited financial statements of ESI as of February 28, 1998 and February 28, 1997 (including all notes thereto), consisting of the balance sheets at such dates and the results of operations for the two months then ended (the "ESI Financial Statements"). The ESI Financial Statements have been prepared in accordance with GAAP consistently applied, present fairly the financial position of ESI as at the dates thereof and the results of operations, stockholders' equity and cash flows of ESI for the periods covered thereby, and are substantially in accordance with the financial books and records of ESI, subject to normal year end adjustments with respect to the interim Financial Statements.

                     (b) ESI does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which individually or in the aggregate could be reasonably expected to have an ESI Material Adverse Effect (as defined below) except (i) as set forth on or reflected in the balance sheet at February 28, 1998 (the "ESI Interim Balance Sheet") included in the ESI Financial Statements or
          (ii) liabilities and obligations incurred since February 28, 1998 in the ordinary and usual course of its business.

                     3.6 No Material Adverse Effects or Changes.  Since
                         --------------------------------------
          December 31, 1997, ESI has not suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could reasonably be expected to have an ESI Material Adverse Effect. "Loss" shall mean liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). An "ESI Material Adverse Effect" shall mean an effect on or circumstance involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of ESI which is materially adverse to ESI. ESI has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock;
          (ii) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of their stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up their capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of their material properties or assets except in the ordinary and usual course of their business and consistent with past practice; (v) entered into any acquisition or merger agreement or commitment, (vi) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vii) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of ESI.

                     3.7 Tax Returns and Audits.  "Taxes", as used in this
                         ----------------------    -----
          Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer,
                                                   -- -------
          gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as
                                                           ----------
          used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including where permitted or required, combined or consolidated returns for any group or entities.

                     (a) Filing of Timely Tax Returns.  ESI has duly filed
                         ----------------------------
          all Tax Returns required to be filed by it under applicable law and will file all Tax Returns required to be filed by it at or prior to the Effective Date under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) complete and correct and filed on a timely basis. ESI has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                     (b) Payment of Taxes.  ESI has, within the time and in
                         ----------------
          the manner prescribed by law, paid (and until the Effective Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                     (c) Tax Liens.  There are no Tax liens upon the assets
                         ---------
          of ESI except liens for Taxes not yet due.

                     (d) Withholding Taxes.  ESI has complied (and until
                         -----------------
          the Effective Date will comply) in all respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049 of the Code, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                     (e) Statute of Limitations.  ESI has not executed any
                         ----------------------
          outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of ESI or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against ESI that has not been resolved and paid in full.

                     (f) Audit, Administrative and Court Proceedings.  No
                         -------------------------------------------
          audits or other administrative proceedings or court proceedings are presently pending or, to the knowledge of ESI, threatened with regard to any Taxes or Tax Returns of ESI. Except as disclosed in Schedule 3.7, no power of attorney currently in
                       ------------
          force has been granted by ESI concerning any Tax matter. To the knowledge of ESI, no facts exist or have existed which would constitute grounds for the assessment of Taxes on ESI with respect to periods which have not been audited by the Internal Revenue Service (the "IRS") or other taxing authorities.

                     (g) Code Section 341(f).  ESI has not filed (and will
                         -------------------
          not file prior to the Closing) a consent pursuant to Code Section 341(f) and has not agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by ESI.

                     (h) Code Section 168.  No property of ESI is property
                         ----------------
          that ESI or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168.

                     (i) U.S. Real Property Holding Corporation. ESI is
                         --------------------------------------
          not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                     3.8 Litigation.  There are no actions, suits,
                         ----------
          arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to ESI's knowledge, threatened against or affecting ESI any of its officers or directors in their capacity as such, or any of its property or business which could reasonably be expected to have an ESI Material Adverse Effect. No event has occurred or circumstance exists that may give rise or serve as a basis for the commencement of any such proceeding. ESI is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                     3.9 Compliance with Applicable Laws.  ESI holds all
                         -------------------------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its business (the "ESI Permits"), and is in compliance with the terms of the ESI Permits, except where the failure so to comply would not have an ESI Material Adverse Effect. Schedule 3.9 is a
                                                          ------------
          complete and correct list of all Permits. The entry into and consummation of this Agreement and the Merger will not require any modification, re-application, approval or other consent as to any ESI Permit. ESI is not in violation of any law, ordinance or regulation of any Governmental Authority, including environmental and labor laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by ESI, will not in the future have an ESI Material Adverse Effect.

                     3.10 Contracts.  (a)  Except for the contracts,
                          ---------
          agreements, commitments, instruments, bids and proposals to which
          ESI is a party listed on Schedule 3.10, ESI is not a party to or
                                   -------------
          otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation (excluding endorsements of instruments for collection in the ordinary course of business of ESI), (iii) letter of credit, bond or other indemnity, (iv) joint venture, partnership or other agreement involving the sharing of profits and losses, (v) performance of services or delivery of goods in an amount exceeding $5,000 or which would not be completed within three (3) months, (vi) agreement for the sale or lease by ESI to any person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to ESI or the sale of assets in the ordinary course of the operation of ESI, (vi) agreement requiring the payment by ESI of more than $5,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (viii) agreement providing for the lease or sublease by ESI (as lessor, sublessor, lessee or sublessee) of any real property, (ix) distributor, sales representative, broker or agent agreement, (x) collective bargaining agreement, employment or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of ESI, (xi) agreement requiring the payment by ESI to any person of more than $5,000 in any 12-month period for the purchase of goods or services, (xii) material warranties relating to products distributed or services provided by ESI, (xiii) license or sublicense agreement (whether as licensor, licensee, sublicensor or sublicensee) with respect to any material item of Intellectual Property owned or licensed by ESI, and (xiv) agreement imposing non-competition, confidentiality or exclusive dealing obligations on ESI.

                     (b) ESI has delivered or made available to AEC complete and correct copies of each written agreement listed on
          Schedule 3.10 each as amended to date and a summary of the terms
          -------------
          of each oral agreement listed on Schedule 3.10.  Each agreement
                                           -------------
          listed on Schedule 3.10 is a valid, binding and enforceable
                    -------------
          obligation of ESI and, to ESI's knowledge, the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 3.10 (i) neither ESI nor, to ESI's knowledge,
                   -------------
          any other party thereto is in material breach of any material term of any such agreement or has repudiated any material term of any such agreement, (ii) no event, occurrence or condition exists (including the transactions contemplated under this Agreement) which, with the lapse of time or the giving of notice or both, would become a default under any such agreement by ESI or, to ESI's knowledge, any other party thereto, and (iii) ESI has not released or waived any material right under any contract. ESI is not required to give any notice to any other person who is a party to an agreement listed on Schedule 3.10 regarding this
                                          -------------
          Agreement or the Merger.

                     (c)  Schedule 3.10 sets forth a correct and complete
                          -------------
          list of the ten largest customers of ESI in terms of net revenues during each of the 1997 and 1996 fiscal years and the first two months of fiscal 1998, showing the approximately total net revenue received in each such period from each such customer. Except to the extent set forth on Schedule 3.10, since December
                                            -------------
          31, 1997, there has not been any adverse change in the business relationship between ESI and any customer listed on such Schedule.

                     3.11  Property.  Schedule 3.12 is a complete and
                           --------   -------------
          correct list of all personal property of ESI (other than inventory) not reflected on any other Schedule hereto and having a book value exceeding $5,000. Except as set forth on Schedule
                                                                 --------
          3.12, ESI now has and on the Closing Date will have good and
          ----
          marketable title to all personal property purported to be owned by it, free and clear of all Liens. The material, tangible assets of ESI taken as a whole, including all machinery and equipment, are, in all material respects, in good condition and repair, reasonable wear and tear excepted and have been well maintained. ESI does not own, nor have any right to acquire, any real property.

                     3.12  Employees.  Schedule 3.12 contains a complete
                           ---------   -------------
          and correct list of (i) all full-time and part-time employees of ESI, including their respective salaries, dates of hire, positions and last salary adjustment and (ii) all bonus, deferred compensation, severance or termination pay, insurance, medical, dental, drug, profit sharing, pension, retirement, stock option, stock purchase, hospitalization insurance or other material plans or arrangements providing employee benefits to any current or former director, officer, employee or consultant of ESI and all relevant vacation policies. ESI is not a party to any union, collective bargaining or similar agreement, and there are no controversies pending or, to ESI's knowledge, threatened between ESI and any current or former employee or any labor or other collective bargaining unit representing any current or former employee of ESI that could reasonably be expected to result in a material labor strike, dispute, slow-down or work stoppage or otherwise have a material adverse effect on the financial condition of ESI. ESI is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of ESI. ESI has paid or accrued in full all wages, salaries, commissions, bonuses and other compensation (including severance pay and vacation benefits) for all services performed by its employees and former employees, and has withheld such amounts as were required to be withheld therefrom and has paid the withheld amounts to the proper tax and other receiving officers within the time required under applicable law. ESI does not have any benefit plan subject to the reporting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable Laws, nor has had such a plan since January 1, 1996.

                     3.13  Insurance.  Schedule 3.13 contains a complete
                           ---------   -------------
          and correct schedule of coverage and list of all policies of insurance owned by ESI under which ESI assets, properties, operations or employees are insured (including amount of coverage, type of insurance, amount of deductible, if any, the policy number and expiration date), and all claims made under any of such policies or prior policies since December 31, 1996.
          Since December 31, 1996, ESI has given due and timely notice of any claim and of any occurrence known to ESI which may be covered by any of such policies or prior policies. All scheduled policies are in full force and effect and are in amounts and coverage sufficient for compliance by ESI with all applicable requirements of Law and all agreements to which ESI is a party or subject and customary in its industry. All premiums in connection with such policies are fully paid. No event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification or acceleration of any policy, and no party to any policy has repudiated any provisions thereof.

                     3.14  Inventories. The amounts at which the
                           -----------
          inventories are carried on the ESI Interim Balance Sheet and on the books of ESI reflect the normal valuation policy of ESI in accordance with GAAP. The amount of repair parts and supplies maintained by ESI is consistent with its prior practices. The reserves estimated for obsolescence as of the Closing Date will be adequate to cover the diminution in value of inventories due to obsolescence.

                     3.15  Accounts Receivable.  Schedule 3.15 sets forth a
                           -------------------   -------------
          complete and correct list of the work-in-process and accounts receivable of ESI as set forth on the ESI Interim Balance Sheet, including the degree of completion for each project and the amounts expended thereon. All accounts receivable which have arisen subsequent to the ESI Interim Balance Sheet represent sales or work performed made in the ordinary course of business, are current and collectible and, to ESI's knowledge, the same will be collected in full (net of reserve for bad debts) in the ordinary course of business and are not subject to any claims, offsets, allowances or adjustments.

                     3.16  Intellectual Property.  Schedule 3.16 is a
                           ---------------------   -------------
          complete and correct list of all of the trademarks, tradenames, service marks, trade dress, and patents (including any registrations of or pending applications for any of the
          foregoing), know-how, databases, trade secrets and
          confidentiality information (collectively, "Intellectual Property") used by ESI in the conduct of its business. Except as disclosed on Schedule 3.16:
                       -------------

                     (a) all of such Intellectual Property is owned by ESI free and clear of all liens, and is not subject to any license, royalty or other agreement;

                     (b) none of such Intellectual Property has been or is the subject of any pending or, to the best of ESI's knowledge, threatened litigation or claim of infringement;

                     (c) no license or royalty agreement to which ESI is a party is in breach or default by any party thereto except where such breach or default would not have an ESI Material Adverse Effect or is the subject of any notice of termination given or, to ESI's knowledge, threatened;

                     (d) to ESI's knowledge, ESI is not breaching or infringing any Intellectual Property of third parties; and

                     (e) the Intellectual Property is sufficient for the conduct of the business of ESI as presently conducted.

                     3.17  Environmental Matters.  The business and
                           ---------------------
          operations of ESI, including the transportation, treatment, storage, handling, transfer, disposition, recycling or receipt of materials, complies with all applicable environmental statutes, regulations and decrees, whether federal, state or municipal (the "Environmental Laws"). ESI has not received any notices to the effect that the business carried on by ESI or the operation of any equipment or facilities of ESI (including the transportation, handling, treatment or storage of hazardous materials thereon) is not in compliance with the requirements of applicable Environmental Laws or is subject to any remedial control or action or any investigation or evaluation as to whether any remedial action is required to respond to a release or threatened which forms part of or is adjacent to any premises at which ESI's business is conducted. ESI has performed its services for customers in material compliance with all applicable Environmental Laws.

                     3.18  Books and Records.  ESI has maintained and
                           -----------------
          preserved complete and accurate books and records for its material transactions. The minute books of ESI include complete and correct minutes of all meetings of its directors committees and stockholders. The ESI Articles of Incorporation and By-laws previously delivered to AEC are current and complete. At the Closing Date, all of those books and records will be in the possession of ESI. Schedule 3.18 sets forth a complete and
                              -------------
          correct list of (i) all officers and directors of ESI and (ii) the name and address of each bank, trust company or other financial institution in which ESI has an account and the names of all persons authorized to draw thereon as well as all powers of attorney granted by ESI.

                     3.19  Related Party Transactions.  Schedule 3.19 sets
                           --------------------------   -------------
          forth a complete and correct list of all transactions, loans, claims, or agreements between or involving ESI and an officer, director; employee, consultant or stockholder of ESI (or an affiliate of any such person) since December 31, 1996 (excluding employment agreements included on another ESI Schedule to this Agreement and benefits given to all employees of ESI). All transactions and agreements listed on Schedule 3.19 were on terms
                                                -------------
          to ESI no less favorable than what ESI would have had with unrelated third parties.

                     3.20  Fees of Brokers, Consultants and Financial
                           ------------------------------------------
          Advisors.  Neither ESI, nor any officer, director, or employee of
          --------
          ESI, has employed any broker, finder, consultant or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                     3.21  Required Vote.  The affirmative vote of the
                           -------------
          holders of a majority of the outstanding shares of ESI Common Stock, voting together as one class, is the only vote of the ESI stockholders required to approve this Agreement, the Merger and the transactions contemplated herein.

                     3.22  General Representation and Warranty.  Neither
                           -----------------------------------
          this Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of ESI, its attorneys, auditors or insurance agents to AEC in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                              ACQUISITION CORP. AND AEC

                     Acquisition Corp. and AEC, jointly and severally, hereby represent and warrant to ESI as follows:

                     4.1   Due Incorporation.  Each of AEC and Acquisition
                           -----------------
          Corp. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and California, respectively, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. AEC is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified could not have an AEC Material Adverse Effect (as defined in Section 4.7 herein).
                                                 -----------

                     4.2   Due Authorization.  Each of AEC and Acquisition
                           -----------------
          Corp. has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by AEC of this Agreement has been duly and validly approved by the Board of Directors of AEC, and no other actions or proceedings on the part of AEC are necessary to authorize this Agreement. The execution, delivery and performance by Acquisition Corp. of this Agreement has been duly and validly approved by the Board of Directors and the sole stockholder of Acquisition Corp., and no other actions or proceedings on the part of Acquisition Corp. or its stockholder are necessary to authorize this Agreement. Each of AEC and Acquisition Corp. has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligations of each of AEC and Acquisition Corp., enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                     4.3   Non-Contravention; Consents and Approvals.
                           -----------------------------------------
          (a) The execution and delivery of this Agreement by AEC and Acquisition Corp. does not, and the performance by AEC and Acquisition Corp. of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of any of the AEC
          Companies (as defined in Section 4.7 hereof) under, any of the
                                   -----------
          terms, conditions or provisions of (i) the charter documents or bylaws of each of the AEC Companies, or (ii) subject to the taking of the actions described in paragraph (b) of this Section,
          (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity, or (y) any contract, agreement or commitment to which any AEC Company is a party or by which any AEC Company or any of their respective assets or properties is bound.

                     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by AEC or Acquisition Corp. in connection with the execution and delivery of this Agreement or the consummation by each of AEC and Acquisition Corp. or each of their respective stockholders of the transactions contemplated hereby and thereby, except for:

                 (i) the filing of this Agreement together with the requisite officer's certificates of AEC and Acquisition Corp. with the Secretary of State of the State of California in accordance with the requirements of the CGCL; and

                (ii) filings with various state securities "blue sky" authorities.

                     4.4   Capitalization.  The authorized capital stock of
                           --------------
          AEC consists of 1,000,000 shares of Preferred Stock, $.01 par value per share ("AEC Preferred Stock"), and 20,000,000 shares of AEC Common Stock. On the date hereof, no shares of AEC Preferred Stock are issued and outstanding and 5,663,036 shares of AEC Common Stock are issued and outstanding. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of Acquisition Corp. Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of AEC and Acquisition Corp. Common Stock are, and all shares of AEC Common Stock constituting the Firm Shares and any adjustment thereto to be issued to ESI stockholders in the Merger will be, validly issued, fully paid and nonassessable and the issuances thereof were not and will not be subject to preemptive rights.

                     4.5   Financial Statements; Undisclosed Liabilities;
                           ----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "AEC
          ---------------
          Financial Statements" shall mean (x) the audited consolidated financial statements of AEC as of July 31, 1997 and July 27, 1996 and for the fiscal years then ended (including all notes thereto) and (y) the unaudited consolidated financial statements of AEC as of January 31, 1998 and January 25, 1997 and for the six months then ended consisting of the consolidated balance sheets at such dates and the related consolidated statements of operations, stockholders' equity and cash flows for the periods then ended which are included in the AEC SEC Documents (as defined in
          Section 4.6).  The AEC Financial Statements have been prepared in
          -----------
          accordance with GAAP consistently applied, present fairly the financial position, of AEC as at the dates thereof and the results of operations and cash flows of AEC for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), and are substantially in accordance with the financial books and records of AEC.

                           (b)     AEC does not have any liabilities or
          obligations of any nature, whether accrued, contingent, absolute or otherwise, which individually or in the aggregate could be reasonably expected to have an AEC Material Adverse Effect (as defined below) except (i) as set forth in the January 31, 1998 balance sheet (the "AEC Interim Balance Sheet") or (ii) liabilities or obligations incurred since January 31, 1998 in the ordinary and usual course of its business.

                     4.6   Securities Law Filings.  AEC is a subject to the
                           ----------------------
          reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has filed all required forms, reports and other documents with the U.S. Securities and Exchange Commission (the "SEC") since July 28, 1996, all of which complied when filed, in all material respects, with all applicable requirements of the Exchange Act. AEC has heretofore delivered to ESI complete and correct copies of (i) its Annual Report on Form 10-KSB for the year ended July 31, 1997, (ii) its Form 10-QSB for the quarter ended January 31, 1998, and (iii) all other reports, forms and other documents filed by AEC with the SEC since July 27, 1996 (together, the "AEC SEC Documents").

                     4.7   No Material Adverse Effects or Changes.  Except
                           --------------------------------------
          as listed on Schedule 4.7, or as disclosed in or reflected in the
                       ------------
          AEC Financial Statements included in the AEC SEC Documents, or as contemplated by this Agreement, since January 31, 1998, neither AEC nor any of its wholly-owned subsidiaries (AEC and such subsidiaries sometimes collectively, the "AEC Companies") has suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could be expected to have an AEC Material Adverse Effect. An "AEC Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to the AEC Companies, taken as a whole.

                     4.8   Insurance.  The AEC Companies are insured with
                           ---------
          reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the AEC Companies.

                    4.9  Labor Matters.  Each of the AEC Companies has
                         -------------
          conducted and currently is conducting, its respective business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where such failure to be in compliance would not have an AEC Material Adverse Effect. The relationship of the AEC Companies with their respective employees is generally satisfactory, and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or, to AEC's knowledge, threatened against or involving the AEC Companies. None of the employees of the AEC Companies are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by the AEC Companies and to AEC's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of the AEC Companies to form or enter a labor union or similar organization.

                    4.10 Tax Returns and Audits.  Except as set forth on
                         ----------------------
          Schedule 4.10, each of the AEC Companies has duly filed all
          -------------
          United States, state, local and foreign Tax Returns required to be filed by it, except where the failure to so file would not have an AEC Material Adverse Effect. AEC has duly paid (except for Taxes being contested in good faith) or made adequate provisions on its books in accordance with GAAP for the payment of all Taxes which have been incurred or are due and payable, by the AEC Companies, and AEC will on or before the Effective Time of the Merger make adequate provision on its books in accordance with GAAP for all Taxes payable for any period through the Effective Time of the Merger for which no return is required to be filed prior to the Effective Time. Since July 31, 1996, the Tax Returns of the AEC Companies have not been examined by the IRS or other taxing authority, nor has any of the AEC Companies granted or given any extensions or waivers of the statute of limitations with respect to any such federal and state income tax returns since July 31, 1996. AEC is not aware of any basis for the assertion of any deficiency against any of the AEC Companies for Taxes, which, if adversely determined, would have an AEC Material Adverse Effect.

                    4.11 Litigation.  (a)  There are no actions, suits,
                         ----------
          arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to AEC's knowledge, threatened against or affecting any of the AEC Companies or any of their respective officers or directors in their capacity as such, or any of their respective properties or businesses which could reasonably be expected to have an AEC Material Adverse Effect. No AEC Company is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                    (b) There are no claims, actions, suits, proceedings, or investigations pending or, to AEC's knowledge, threatened by or against any of the AEC Companies with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby.

                    4.12 Compliance with Applicable Laws.  Each of the AEC
                         -------------------------------
          Companies holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its respective business (the "AEC Permits") except for those the failure of which to hold would not have an AEC Material Adverse Effect. The AEC Companies are in compliance with the terms of the AEC Permits, except where the failure so to comply would not have an AEC Material Adverse Effect. None of the AEC Companies is in violation of any law, ordinance or regulation of any Governmental Authority, including environmental laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by AEC, will not in the future have an AEC Material Adverse Effect.

                    4.13 Contracts; No Defaults.  Neither any AEC Company
                         ----------------------
          nor to AEC's knowledge any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of this Agreement or the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which any AEC Company is a party or by which any AEC Company or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have an AEC Material Adverse Effect. None of the AEC Companies is required to give any notice to any person regarding this Agreement or the transactions contemplated hereby or thereby.

                    4.14 Fees of Brokers, Finders and Investment Bankers.
                         -----------------------------------------------
          Neither AEC nor any officer, director, or employee of AEC has employed any brokers, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                    4.15 General Representation and Warranty.  Neither this
                         -----------------------------------
          Agreement nor any schedule attached hereto or other documents and written information furnished by or on behalf of AEC, its attorneys, auditors or insurance agents to ESI in connection with this Agreement contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                      ARTICLE V

                                      COVENANTS

                    5.1  Implementing Agreement.  Subject to the terms and
                         ----------------------
          conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. It is the intention of the parties thereto that the Closing Date will take place by April 30, 1998.

                    5.2  Access to Information and Facilities;
                         -------------------------------------
          Confidentiality.  (a)  From and after the date of this Agreement,
          ---------------
          ESI shall give AEC and Acquisition Corp. and their representatives access during normal business hours and upon reasonable notice to all of the facilities, properties, books, contracts, commitments and records of ESI and shall make the officers and employees of ESI available to AEC and Acquisition Corp. and their representatives as AEC or Acquisition Corp. or their representatives shall from time to time reasonably request. AEC and Acquisition Corp. and their representatives will be furnished with any and all information concerning ESI which AEC or Acquisition Corp. or their representatives reasonably request. The obligations set forth in this Section 5.2 shall also apply to
                                            -----------
          AEC and Acquisition Corp., mutatis mutandis.  The investigation
                                     ------- --------
          by and knowledge of ESI or AEC and the furnishing of information to each other shall not affect the right of such party to rely on the representations, warranties, covenants and agreements of the other party hereto.

                    (b) Each of ESI, on one hand, and AEC and Acquisition Corp., on the other hand, agrees for itself, and its respective representatives, to keep confidential all information furnished to it pursuant to this Section 5.2, except for information which is public or which is disclosed other than by a person subject to this Section 5.2(b).
               --------------

                    5.3  Preservation of Business.  (a) From the date of
                         ------------------------
          this Agreement until the Closing Date, each of ESI and AEC, (including the ESI Companies and the other AEC Companies, respectively) shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (i) preserve intact its business organization, (ii) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (iii) not permit any action or omission which would cause any of the representations or warranties contained herein to become inaccurate or any of the covenants to be breached in any material respect.

                    (b) ESI further covenants that prior to the Closing Date ESI shall not, nor permit any of the ESI Companies to, without the prior written consent of AEC (which shall not be unreasonably withheld):

                    (i) take any action, incur any obligation or enter into or authorize any contract or transaction other than in the ordinary course of business;

                    (ii) except pursuant to the terms of any ESI Warrants and the conversion of its Preferred Stock, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting or options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amend any of their terms of any such securities;

                    (iii) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

                    (iv) make any changes in its accounting systems, policies, principles or practices except as may be required by law or GAAP;

                    (v)  make any amendments to its Articles of
          Incorporation or By-Laws or call or hold any meeting of stockholders except as required under this Agreement;

                    (vi) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes; or

                    (vii) terminate, or modify, amend or otherwise alter or change in any material respect, any of the terms or provisions of any material Contract.

                    (c) Each of ESI and AEC will promptly notify the other in writing upon becoming aware of any fact or condition which would constitute a breach or non-compliance of this covenant.

                    5.4  ESI Stockholder Approval.  As soon as practicable
                         ------------------------
          after the date hereof, ESI shall prepare a proxy statement for a stockholders meeting (the "ESI Stockholders Meeting") at which irrevocable approval of this Agreement and the Merger will be voted upon. ESI will convene the ESI Stockholders Meeting as promptly as practicable after the proxy statement is available. Subject to fiduciary obligations of the ESI Board of Directors, the ESI Board of Directors shall recommend approval to its stockholders of this Agreement and the Merger and use its best efforts to obtain such approval. At the request of ESI, AEC shall furnish to ESI such information regarding AEC and Acquisition Corp. as may reasonably be necessary for inclusion in the proxy statement. ESI agrees to provide AEC with drafts of the proxy statement at least two business days prior to distribution of the final proxy statement to ESI stockholders.

                    5.5  Consents and Approvals.  Subject to the terms and
                         ----------------------
          conditions provided herein, each of the parties hereto shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, in addition to the approval of ESI Stockholders. As soon as practicable after the date hereof, each of the parties hereto shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                    5.6  Periodic Reports.  Until the Effective Time, AEC
                         ----------------
          will, subject to the requirements of applicable laws, furnish to ESI all filings to be made with the SEC and will solicit comments with respect thereto, in each case at least two business days (or as soon prior thereto as is practicable) prior to the time of such filings and the time of such mailings of reports which refer to ESI.

                    5.7  Publicity.  Prior to issuing any public
                         ---------
          announcement or statement with respect to the transactions contemplated hereby and prior to making any filing with any federal or state governmental or regulatory agency with respect thereto, AEC and ESI will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing. Subject to the preceding sentence, AEC and ESI each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

                    5.8  No Negotiation.  ESI agrees that it shall not,
                         --------------
          after the date hereof and prior to the Effective Time, seek, directly or through agents, representatives or affiliates (as defined in the Exchange Act), or permit any of its officers or directors to seek (whether in their capacities as officers or directors or in their individual capacities) any person or persons, (other than AEC), to acquire or purchase all or substantially all of its assets or to purchase or exchange for any of its capital stock, or ESI to acquire or purchase in one or more related transactions the capital stock or related assets of persons (other than AEC or its affiliates) or to effect a consolidation or merger (other than the Merger) or other business combination or recapitalization, or to enter into any agreements with respect to any of the foregoing transactions, and shall cease any such discussions held with third parties (other than AEC) as of the date hereof.

                    5.9  Blue Sky Approvals.  AEC and ESI shall obtain all
                         ------------------
          necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger.

                    5.10 Principal Stockholder.  ESI shall cause J.S.
                         ---------------------
          Parsons to enter into an agreement agreeing to vote all of his shares of ESI Common Stock, and shall cause members of his immediate families to vote all of their shares of ESI Common Stock, at the ESI Stockholders Meeting in favor of approval of this Agreement and the Merger.

                    5.11 Status of ESI Stockholders as Accredited
                         ----------------------------------------
          Investors.  Each holder of ESI Common Stock immediately prior to
          ---------
          the Closing Date shall represent to AEC, by means of an acknowledged questionnaire or other means acceptable to AEC, that as of the Effective Time such holder is or is not an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the other representations as set forth on Exhibit B annexed hereto.

                    5.12 Registration Rights.  (a) Registration.  AEC will
                         -------------------       ------------
          use its best efforts, within six (6) months from the Effective Date, to file a registration statement (the "Registration Statement") on Form SB-2 or such other applicable form under the Securities Act with the Securities and Exchange Commission (the "Commission") to register the Firm Shares including any additional shares pursuant to Section 1.4(c) or (d) hereof (the
                                        ---------------------
          "Registered Shares"), for sale and use its best efforts to cause the Registration Statement to be declared effective and to maintain the Registration Statement under the Securities Act from its effective date until the earlier of (A) one (1) year after the Effective Date or (B) all Registered Shares included therein have been sold. AEC may include the Registered Shares in a registration statement being filed by AEC with respect to other securities of AEC. AEC shall give written notice to each ESI Holder at least twenty (20) days prior to filing the Registration Statement asking such Holder how many of his shares of AEC Common Stock he wants to include in the Registration Statement. If an ESI Holder fails to timely advise AEC in writing of the number of shares of AEC Common Stock he wants to include in the Registration Statement, he shall have no further rights to have his shares of AEC Common Stock included therein. The obligation of AEC under this provision shall be limited to one Registration Statement which becomes effective under the Securities Act.

                    (b)  Registration Procedures. (i)  AEC shall pay all
                         -----------------------
          expenses of the Registration Statement filed pursuant to this Section, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for AEC, accounting fees incidental to or required by such registration; provided, however, that each ESI Holder shall
                             --------  -------
          pay all underwriting discounts and commissions applicable to his Registered Shares and fees and disbursements of his own attorney. AEC shall furnish the ESI Holders such number of copies of a prospectus, including a preliminary prospectus, to the Registration Statement as the ESI Holders may reasonably request.

                    (ii) In connection with any Registration Statement filed pursuant to this Section, AEC shall file any post-effective amendment or amendments to the Registration Statement which may be required under the Securities Act during the period reasonably required to effect the distribution contemplated thereby.

                    (iii) Each ESI Holder who desires to include his shares of AEC Common Stock in the Registration Statement must enter into a Selling Stockholders Agreement with AEC regarding the relative rights and duties of the Selling Stockholders and AEC, including customary indemnification provisions.

                    (iv) AEC shall not be required to include in any Registration Statement any Registered Shares if in the opinion of counsel to AEC, registration of the Registered Shares proposed to be included is not required under the Securities Act if such Registered Shares may then be publicly sold in accordance with
          Section 4(1) thereof and Rule 144 thereunder.

                    (c)  State Securities Laws.  In connection with the
                         ---------------------
          offering of any Registered Common Stock pursuant to this Section, AEC shall use its best efforts to qualify or register the Registered Shares under the securities or "Blue Sky" laws of such jurisdictions as may be reasonably requested by the Holders.


                                      ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF ACQUISITION CORP. AND AEC

                    The obligations of Acquisition Corp. and AEC to consummate the Merger are subject to the fulfillment at or before the Closing of each of the following conditions:

                    6.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of ESI contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                      --------------

                    6.2  Compliance With Agreements and Covenants.  ESI
                         ----------------------------------------
          shall have performed and complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by ESI on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                                   --------------

                    6.3  ESI Certificate.  ESI shall have delivered to AEC
                         ---------------
          a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 6.1 and Section 6.2 hereof are
                                  -----------     -----------
          satisfied in all respects.

                    6.4  Secretary's Certificate.  ESI will have delivered
                         -----------------------
          to AEC a certificate of the duly authorized Secretary of ESI, dated the Closing Date, certifying resolutions of ESI Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and the Merger.

                    6.5  Good Standing Certificates.  ESI will have
                         --------------------------
          delivered to AEC at the Closing certificate of good standing and tax status from the State of California, as to ESI, which Certificates shall be dated a date not more than five (5) business days prior to the Closing Date.

                    6.6  Employment Agreements.  ESI will have delivered to
                         ---------------------
          AEC a fully executed employment agreement between ESI and each of Lawrence A. Peterson and Richard L. Battelle, in form satisfactory to AEC.

                    6.7  Escrow Agreement.  ESI will have delivered to AEC
                         ----------------
          the Escrow Agreement executed by the Escrow Agent and a person acceptable to the parties hereto, as the agent of the ESI stockholders, as provided for in Section 1.4(a) hereof. The
                                           --------------
          Escrow Agreement shall be substantially in the form of Exhibit A
                                                                 ---------
          attached hereto.

                    6.8  Stockholder Letters.  ESI shall have delivered to
                         -------------------
          AEC executed ESI Stockholder Representation Letters from each ESI Stockholder, which letters shall be in the form of Exhibit B attached hereto.

                    6.9  Opinion of Counsel.  ESI will have delivered to
                         ------------------
          AEC a legal opinion of IPO Corporate Law Group in form and substance reasonably satisfactory to AEC and its counsel.

                    6.10 Approval of Merger.  The ESI Stockholders shall
                         ------------------
          have approved this Agreement and the Merger contemplated hereby in accordance with its Articles of Incorporation and By-Laws and the CGCL.

                    6.11 Dissent and Appraisal.  The holders of not more
                         ---------------------
          than five percent (5%) of the issued and outstanding shares of ESI Common Stock have dissented from the Merger and sought appraisal rights pursuant to the applicable provisions of the CGCL.

                    6.12 Consents and Approvals.  AEC shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an ESI Material Adverse Effect or an AEC Material Adverse Effect.

                    6.13 Resignations.  Such officers and directors of ESI
                         ------------
          as requested by AEC shall have delivered letters of resignation of their positions with ESI.

                    6.14 Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    6.15 Other Closing Documents.  AEC shall have received
                         -----------------------
          the executed Articles of Merger and such other agreements and instruments as AEC shall reasonably request, in each case in form and substance reasonably satisfactory to AEC.


                                     ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS OF ESI

                    The obligations of ESI to consummate the Merger are subject to the satisfaction or waiver by AEC of the following conditions precedent on or before the Closing Date:

                    7.1  Warranties True as of Closing Date.  Each of the
                         ----------------------------------
          representations and warranties of Acquisition Corp. and AEC contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Acquisition Corp. and AEC on and as of the Closing Date, without giving effect to any notification pursuant to Section 5.3(c) hereof.
                      --------------

                    7.2  Compliance with Agreements and Covenants.
                         ----------------------------------------
          Acquisition Corp. and AEC shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement, to be performed and complied with by them on or prior to the Closing Date, without giving effect to any notification pursuant to Section 5.3(c)
                                                        --------------
          hereof.

                    7.3  AEC Certificate.  AEC shall have delivered to ESI
                         ---------------
          a certificate, dated the Closing Date, from its Chief Executive Officer and Chief Financial Officer certifying that each of the conditions specified in Section 7.1 and Section 7.2 hereof are
                                  -----------     -----------
          satisfied in all respects.

                    7.4  Opinion of Counsel.  AEC shall have delivered to
                         ------------------
          ESI a legal opinion of Reid & Priest LLP in form and substance reasonably satisfactory to ESI.

                    7.5  Consents and Approvals.  ESI shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an ESI Material Adverse Effect or an AEC Material Adverse Effect.

                    7.6  Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    7.7  Other Closing Documents.  ESI shall have received
                         -----------------------
          such other agreements and instruments as ESI shall reasonably request, in each case in form and substance reasonably satisfactory to ESI.


                                     ARTICLE VIII

                                     TERMINATION

                    8.1  Termination.  This Agreement may be terminated and
                         -----------
          the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the ESI stockholders:

                    (a) by mutual written consent of the Board of Directors of AEC and the Board of Directors of ESI;

                    (b) by AEC, by written notice to ESI, given any time within sixty (60) days from the date hereof;

                    (c) by either AEC or ESI, by written notice to the other, if (i) the Effective Time shall not have occurred on or before June 30, 1998, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement (X) under clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (Y) under clause (ii) shall not be available to any party unless such party shall have used all reasonable efforts to remove such order, judgment or decree;

                    (d)  by AEC, by written notice to ESI, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of ESI hereunder which, if not remedied prior to the Closing Date, would have an ESI Material Adverse Effect and such breach shall not have been remedied, or ESI shall not have provided AEC with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by ESI of notice in writing from AEC, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of ESI shall withdraw
                    or modify in any manner adverse to AEC its approval or recommendation of this Agreement or the Merger.

                    (e)  by ESI, by written notice to AEC, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of AEC hereunder which, if not remedied prior to the Closing Date, would have an AEC Material Adverse Effect and such breach shall not have been remedied or AEC shall not have provided ESI with reasonable assurance that such breach will be remedied prior to the Closing Date, within five (5) business days after receipt by AEC of notice in writing from ESI, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of AEC shall withdraw
                    or modify in any manner adverse to ESI its approval or recommendation of this Agreement or the Merger.

                    8.2  Effect of Termination and Abandonment.  In the
                         -------------------------------------
          event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, this Agreement shall
                                  ------------
          forthwith become void and no party hereto (or any of its directors, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of any of its representations or warranties under this Agreement or its failure to comply with one of its covenants, agreements or obligations under this Agreement, except if the termination is by reason of a breach by ESI of its covenants under Section 5.8 hereof, ESI shall pay to AEC a non-refundable
                -----------
          fee equal to $200,000.


                                      ARTICLE IX

                                   INDEMNIFICATION

                    9.1  Indemnification by ESI Stockholders.
                         -----------------------------------

                    (a) In consideration of the receipt of the Firm Shares, including any additional shares received as an adjustment to the number of Firm Shares pursuant to Section 1.4 hereof, ESI
                                                   -----------
          and the ESI Holders shall indemnify and hold harmless AEC from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach of any representation or warranty of ESI contained in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement or (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or understandings of ESI which are contained in or made pursuant to this Agreement.

                    (b) Notwithstanding anything to the contrary herein, any claim by AEC against the ESI Holders under this Section 9.1
                                                              -----------
          shall be payable by the ESI Holders only to the extent that AEC's damages (the "Damages") shall exceed in the aggregate $25,000 (the "Threshold Amount"). At such time as the aggregate amount of AEC Damages exceed the Threshold Amount, the ESI Stockholders shall be liable on a dollar-for-dollar basis for the full amount of all AEC Damages, including the Threshold Amount. Any payments to be made by the ESI Stockholders under this Section 9.1 shall
                                                        -----------
          be from shares of AEC Common Stock and/or funds held under the Escrow Agreement, and shall be pro-rata based upon their
                                         --------
          respective ownership of ESI Common stock as of immediately prior to the Effective Time. In no event shall the aggregate liability of the ESI Holders under this Section 9.1 exceed the amount of
                                        -----------
          funds and/or shares of AEC Common Stock and/or funds ($360,000) held under the Escrow Agreement.

                    9.2  Indemnification by AEC
                         ----------------------
                    (a) AEC shall indemnify and hold harmless the ESI Holders (the "Indemnified Stockholders") from and against any claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Claims") arising out of, based upon or by reason of (A) any breach by AEC of any representation or warranty by AEC contained in this Agreement or
          (B) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of AEC which are contained in or made pursuant to this Agreement. It is acknowledged that the person who is acting as the agent of the Indemnified Stockholders pursuant to the Escrow Agreement shall also act as agent on behalf of the Indemnified Stockholders pursuant to this Section 9.2 (the "Stockholders' Agent").
                           -----------

                    (b) Notwithstanding anything to the contrary herein, any claim by the Indemnified Stockholders against AEC under this
          Section 9.2 shall be payable by AEC only to the extent that the
          -----------
          Indemnified Stockholders damages ("Damages") shall exceed the Threshold Amount. At such time as the aggregate amount of the Indemnified Stockholders Damages exceed the Threshold Amount, AEC shall thereafter be liable on a dollar-for-dollar basis for the full amount of all Indemnified Stockholders Damages, including the Threshold Amount. AEC may make payments of amounts payable under this Section 9.2 in U.S. currency and/or shares of AEC Common Stock, which shares be valued at the Average Closing Price per share for the five trading days immediately prior to the payment date, as provided in the Escrow Agreement. In no event shall the aggregate liability of AEC under this Section 9.2 exceed $360,000.

                    9.3  Procedure.  (a) Any Claim brought by AEC or the
                         ---------
          ESI Stockholders under this ARTICLE IX must be in writing, specifying the nature of the Claim and the estimated amount of damages, and be received by the party against whom indemnification is being sought within one year after the Effective Date (the "Indemnity Termination Date").

                    (b) In the event that subsequent to the Effective Time, and prior to the Indemnity Termination Date, AEC receives written notice of the assertion of a claim or the commencement of any action or proceeding by any person who is not a party to this Agreement (including any Governmental Entity) (a "Third Party Claim"), against AEC, ESI or one of their affiliates against which AEC may be entitled to indemnification hereunder, AEC shall give written notice of the Third Party Claim to the Stockholders' Agent. AEC shall have the right to conduct the defense of the Third Party Claim, and the cost of such defense shall be part of AEC Damages. If an offer is made to settle a Third Party Claim and AEC desires to accept such offer, AEC shall give written notice of the offer of settlement to the Stockholders' Agent who shall have fifteen (15) days from receipt thereof to accept or reject the offer, which rejection must be on a reasonable basis. The failure of the Stockholders Agent to respond to a desired offer of settlement shall be deemed acceptance thereof.

                    9.4  Remedies.  Each of AEC and Acquisition Corp, on
                         --------
          one hand, and ESI (until the Effective Time) and the ESI Stockholders (after the Effective Time), on the other hand, shall not be liable or responsible in any manner whatsoever to the other, whether for indemnification or otherwise, with respect to any matter arising out of the representations, warranties or covenants of this Agreement or any Schedule hereto or any certificate delivered in connection herewith except for (i) equitable relief, (ii) pursuant to remedies expressly provided for elsewhere in this Agreement and (iii) indemnity as expressly provided in this ARTICLE IX, all of which provide the exclusive remedy of the parties hereto.


                                      ARTICLE X

                                    MISCELLANEOUS

                    10.1 Expenses.  Each party hereto shall bear its own
                         --------
          expenses with respect to the transactions contemplated hereby.

                    10.2 Amendment.  This Agreement may not be amended,
                         ---------
          modified or supplemented except by a writing executed by Acquisition Corp., AEC and ESI.

                    10.3 Notices.  Any notice, request, instruction or
                         -------
          other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (with receipt confirmed) or (c) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                    (a)  If to ESI:

                           Equidyne Systems, Inc.
                           11696 Sorrento Valley Road, Suite J
                           San Diego, California 92121
                           Attn: Larry A. Petersen, Chief Executive Officer Facsimile No.: 619-350-9726

                         with a copy to:

                           IPO Corporate Law Group
                           353 Sacramento Street
                           San Francisco, California  942111
                           Attn: Peter C. Pang, Esq.
                           Facsimile No.:
                                          ---------------

                    (b)  If to AEC or Acquisition Corp.:

                           American Electromedics Corp.
                           13 Columbia Drive, Suite 18
                           Amherst, New Hampshire 03031
                           Attention: Michael T. Pieniazek, President
                           Facsimile No.:  (603) 880-8977

                         with a copy to:

                           Reid & Priest LLP
                           40 West 57th Street
                           New York, New York 10019
                           Attn: Bruce A. Rich, Esq.
                           Facsimile No.: (212) 603-2001

          or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                    10.4 Waivers.  The failure of a party hereto at any
                         -------
          time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                    10.5 Interpretation.  The headings preceding the text
                         --------------
          of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Paragraphs, Subsections, Subparagraphs, Schedules or Exhibits shall refer to those portions of this Agreement. Prior drafts of this Agreement shall not be considered in interpreting the rights and obligations of the parties hereunder.

                    10.6 Applicable Law.  This Agreement shall be governed
                         --------------
          by and construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

                    10.7 Assignment.  This Agreement shall be binding upon
                         ----------
          and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

                    10.8 No Third Party Beneficiaries.  This Agreement is
                         ----------------------------
          solely for the benefit of the parties hereto and, to the extent provided herein, and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                    10.9 Enforcement of the Agreement.  The parties hereto
                         ----------------------------
          agree that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with specific terms or is otherwise breached. It is accordingly agreed that the parties hereto will be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                    10.10 Severability.  If any provision of this Agreement
                          ------------
          shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                    10.11 Remedies Cumulative.  The remedies provided in
                          -------------------
          this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                    10.12 Entire Understanding.  This Agreement sets forth
                          --------------------
          the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings among the parties hereto.

                    10.13 Waiver of Jury Trial.   Each party hereto waives
                          --------------------
          the right to a trial by jury in any dispute in connection with the transactions contemplated by this Agreement, and agrees to take any and all action necessary or appropriate to effect such waiver.

                    10.14 Counterparts.  This Agreement may be executed in
                          ------------
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.
                                           AMERICAN ELECTROMEDICS CORP.


                                           By: /s/ Thomas A. Slamecka
                                              -----------------------------
                                               Name: Thomas A. Slamecka
                                               Title: Chairman

                                           ESI ACQUISITION CORPORATION


                                           By: /s/ Thomas A. Slamecka
                                              -----------------------------
                                               Name: Thomas A. Slamecka
                                               Title: President

                                           EQUIDYNE SYSTEMS, INC.


                                           By: /s/ Larry A. Petersen
                                              -----------------------------
                                               Name: Larry A. Petersen
                                               Title: President